Exhibit 3.1.1

AMENDED AND RESTATED CHARTER

OF

DOLLAR GENERAL CORPORATION

(effective May 28, 2021)

(redline version of amended section)

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14.       Special meetings of shareholders may be called at any time, but only (i) by the Chairman of the Board of Directors, by the Chief Executive Officer of the corporation, or upon a resolution by or affirmative vote of the Board of Directors, or (ii) subject to the applicable provisions of the Bylaws of the corporation, upon a resolution by or affirmative vote of the Board of Directors upon written request received by the secretary of the corporation from holders of record or beneficial owners (a) representing at least twenty-five percent (25%) of the voting power of the shares entitled to vote on the matter or matters to be brought before the proposed special meeting and (b) that have complied in full with the requirements set forth in the corporation’s Bylaws, as amended from time to time. ~~and not by the shareholders.~~

Notwithstanding any other provision of this Charter, the affirmative vote of holders of a majority of the voting power of the shares entitled to vote at an election of directors, voting together as a single class, shall be required to amend or repeal this Article 14 of this Charter, or to amend, alter, change or repeal, or to adopt any provisions of this Charter or of the corporation’s Bylaws in a manner that is inconsistent with the purpose and intent of this Article 14.

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